Item 30. Exhibit (e) i.

E1_ICC21A3920(CM).

[MassMutual]

Individual Life Insurance Application Part 1B

C.M. Life Insurance Company (C.M. Life or the "Company") is a subsidiary of Massachusetts Mutual Life Insurance Company (MassMutual), [1295 State Street, Springfield, Massachusetts 01111-0001]

A Proposed Owner Information

Complete this section for the Proposed Owner, as specified in Application Part 1A.

1. Owner name: ______________________

2. Owner address:

No. & Street: ______________________

City & State or Country, ZIP/Postal Code: ______________________

Insurance Policy Information *(To be completed by Owner)*

3. Planned Initial premium for the below Proposed Insured at time of application: $ __________

4. Term Rider Information *(If Term Rider was selected on Application Part 1A, complete the following for the below Proposed Insured. Otherwise, skip to question 5):*

a. Base Selected Face Amount: $ __________

b. Term Rider Selected Face Amount: $ __________

5. Total Selected Face Amount for the below Proposed Insured: $ __________

B Proposed Insured Information

Complete this section for the Proposed Insured.

1. Full legal name *(First, MI, Last, Suffix):* ______________________

2. Gender *(Select one):* ☐ Male ☐ Female

3. Date of birth *(mm/dd/yyyy):* __________

4. Place of birth *(Country & State/Province):* ______________________

5. Social Security Number: __________

6. Residential address – ***do not use PO Box*** *(Street, Apt. or Suite #, City & State or Country, ZIP/Postal Code):*

____

____

7. Personal phone number: (_____) _____ - _____ Extension: __________

Work phone number: (_____) _____ - _____ Extension: __________

8. Type of citizenship *(Select one):* ☐ Resident U.S. citizen ☐ Non-resident U.S. citizen ☐ Resident alien ☐ Non-resident alien

If U.S. citizen, skip to question 9. If alien, continue to question 8a and attach copy of visa.

a. Country of citizenship: __________

b. Type of visa: __________

c. Visa number: __________

d. Expiration date *(mm/dd/yyyy):* __________

9. U.S. Driver's License information:

a. Identification number: __________

b. State or Country of issue: __________

10. Regular place of work *(Street, Apt. or Suite #, City & State or Country, ZIP/Postal Code):*

____

____

ICC21**A3920**(CM) 0621 Individual Life Insurance Application Part 1B [ ] **page [1 of 5]**

C Personal History Information

Complete this section for the Proposed Insured.

1. Annual earned income: $ ____________
2. Financial net worth: $ ____________
3. Is the Proposed Insured on the Employer's Board of Directors? ☐ Yes ☐ No
4. Has the Proposed Insured been actively at work on a full-time basis beginning with and during the [90 days] prior to the date of signing this Application Part 1B? ***If No, explain in section F – Additional Information.*** ☐ Yes ☐ No

   "Actively at work" means working full time at a rate of at least [30 hours] per week with no hospitalization and no absence due to illness or accident of more than 5 consecutive business days or a cumulative total of 7 days.

5. Is the Proposed Insured currently receiving or applying to receive disability compensation? ***If Yes, explain in section F – Additional Information.*** ☐ Yes ☐ No
6. In the last year, has the Proposed Insured had a physical exam, check-up or evaluation by a health professional? ***If Yes, provide diagnosis or findings in section F – Additional Information.*** ☐ Yes ☐ No

Has the Proposed Insured:

7. Used tobacco or nicotine containing products except cigars (e.g. cigarettes, e-cigarettes/vape, pipes, snuff, chewing tobacco, or nicotine delivery device such as gum or the patch) within the last 12 months?. ☐ Yes ☐ No
8. Used cigars within the last 12 months? ☐ Yes ☐ No

   If Yes, provide number of cigars per year: ____________

9. Used a prescription medication to assist with smoking cessation or as a substitute for smoking (e.g. Chantrix, Wellbutrin, etc.) within the last 12 months? ☐ Yes ☐ No

D Other Coverage

1. List all life insurance on the Proposed Insured including currently applied for or now in force, and indicate whether the coverage is personal or Employer-owned. ***If none, check here:*** ☐

Insurance Carrier Name	Face Amount & Net Amount at Risk	Year of Issue	Coverage Type *(Select one)*	Policy Status *(Select one)*
	FA $ NAR $		☐ Personal ☐ Employer-owned	☐ Pending ☐ In force
	FA $ NAR $		☐ Personal ☐ Employer-owned	☐ Pending ☐ In force
	FA $ NAR $		☐ Personal ☐ Employer-owned	☐ Pending ☐ In force

E Underwriting Information

For Simplified Underwriting, complete questions 1-4. For Full Underwriting, complete questions 5-10. For any questions answered Yes, provide a detailed explanation in section F – Additional Information.

Simplified Underwriting

1. Has the Proposed Insured been diagnosed by a member of the medical profession with, or tested positive for, Human Immunodeficiency Virus (AIDS Virus) infection or Human Immunodeficiency Acquired Immune Deficiency Syndrome (AIDS)? ☐ Yes ☐ No
2. Has the Proposed Insured ever consulted with, been treated by, or diagnosed by, a member of the medical profession for any of the following: cancer, diabetes, tumor, stroke, high blood pressure, psychiatric or mental disorder, alcohol or drug abuse or a disorder or disease of the heart or cardiovascular system, lung, kidney, liver, brain or nervous system? ☐ Yes ☐ No
3. Has the Proposed Insured applied for life insurance and been declined, rated, restricted or postponed in the last 10 years? ***If Yes, provide company name, policy number and amount in section F – Additional Information.*** ☐ Yes ☐ No
4. Does the Proposed Insured anticipate any foreign travel in the next 2 years? ***If Yes, complete Foreign Supplement (F6290).*** ☐ Yes ☐ No

ICC21**A3920**(CM) 0621 Individual Life Insurance Application Part 1B [ ] **page [2 of 5]**

E Underwriting Information *continued*

Full Underwriting

For questions 5-10, for any questions answered Yes, provide a detailed explanation in section F – Additional Information.

5. Does the Proposed Insured anticipate any foreign travel in the next 2 years? ***If Yes, complete Foreign Supplement (F6290).*** ☐ Yes ☐ No
6. Within the last 3 years has the Proposed Insured been, or does the Proposed Insured now expect to become, a pilot, student pilot, or crew member of any type of aircraft; or does the Proposed Insured expect to become a pilot within the next 2 years? ***If Yes, complete Aviation Supplement (A3310).*** ☐ Yes ☐ No
7. Does the Proposed Insured take part in, or does the Proposed Insured now expect to take part in, underwater diving, hang gliding, para sailing, para kiting, parachuting, skydiving, ultralight, soaring, ballooning, rock or mountain climbing, bungee jumping, helicopter skiing, or organized racing by automobile, motorcycle, motorboat, or snowmobile in the last 3 years or intend to be in the next 2 years? ***If Yes, complete Avocation Supplement (A3320).*** ☐ Yes ☐ No
8. Within the last 5 years has the Proposed Insured been convicted of operating a motor vehicle while under the influence of alcohol or other drugs? ☐ Yes ☐ No
9. Within the last 3 years, has the Proposed Insured been in a motor vehicle accident in which they were found to be at fault, convicted of a moving violation, or received a driver's license restriction or revocation? ☐ Yes ☐ No
10. Has the Proposed Insured been convicted of a felony, or is he/she currently on parole or probation? ☐ Yes ☐ No
11. Physician information:
    - **a.** Current primary physician name: ______________________
    - **b.** Phone number: (______) ______ - __________
    - **c.** Business address *(Street, Apt. or Suite #, City & State or Country, ZIP/Postal Code):* ______________________
    - **d.** Date last seen and reason: ______________________

F Additional Information

Details. *Indicate section letter and question number. If additional space is required, attach another sheet.*

ICC21**A3920**(CM) 0621 Individual Life Insurance Application Part 1B [ ] **page [3 of 5]**

G Consent to be Insured

The Proposed Insured must check the appropriate box below. If Yes, enter the maximum face amount in the provided field.

☐ **Yes, I consent to the Employer (or a Trust established by the Employer) purchasing a life insurance policy on my life. I agree and understand that:**

- The Employer/Trust will pay all of the premiums, have all the rights of ownership, and be the sole beneficiary of the policy. I agree that my administrators, estate, heirs and assigns have no rights to any policy proceeds; and
- The Employer/Trust or their successors will continue to be the Owner and Beneficiary of the policy after the end of my employment with the Employer or its successors; and
- The maximum face amount of the life insurance policy(ies) on my life issued by the Company under this consent will not exceed $ ______________________ at the time of issue.

☐ **No, I do not consent to the Employer (or a Trust established by the Employer) purchasing a life insurance policy on my life.**

H Agreements & Signatures

Each person signing below agrees to the following:

The Application. This is Part 1 of an application for life insurance. The application includes Part 1A, this Part 1B (which has been or which will be completed by the Proposed Insured), any Part 2 that may be required and any amendments and supplements to either Part. To the best of the knowledge and belief of each person(s) signing below, all statements in this application are complete and true and were truly recorded. Each person signing below adopts all statements made in this application and agrees to be bound by them. The Application is valid until withdrawn by the Owner by written notice to us at our Home Office.

Withdrawal of this Application shall not necessarily affect its use with applications submitted prior to the date we receive such notice.

Liability of Company. The insurance applied for will not take effect unless the first premium is paid during the lifetime of the person to be insured under the policy and the application must be approved by the Company at its Home Office. The policy must be delivered to the Owner named in the policy and, at the time of payment and delivery, all statements made in this application related to the insurability of all persons to be insured under the policy must be complete and true as though they were made at that time.

Authority of Producers. No producer can change the terms of this application or any policy issued by the insurer. No producer can waive any of the insurer's rights or requirements, or extend the time for any payment.

Changes and corrections. Any material change or correction of the application will be shown on an Amendment of Application attached to the policy. Acceptance of any policy issued shall be acceptance of any change or correction of the application made by the Company. However, any correction or change in the amount, classification, plan of insurance, or riders applied for in this application must be agreed to in writing.

Acknowledgment of Receipt of the Company Notices and Disclosures. In connection with this Application, the Company's notices about MIB, Inc. ("MIB"), the Fair Credit Reporting Act and the Company's privacy practices have been provided to and received by the Proposed Insured.

Authorization to Obtain and Disclose Information. I authorize the Company to review this Application and the information contained therein and to collect and review such other information as it deems necessary, including such medical and non-medical information as the Company may request. I hereby authorize certain parties that have records or knowledge of me and/or my health to make such information available to the Company, its reinsurers, its affiliated insurance companies, its agents, employees, and representatives. These parties shall include any licensed physician, medical practitioner, hospital, clinic, or other medical or medically-related facility, the MIB, pharmacy data search companies, Department of Motor Vehicles, credit agency, current or former employer, insurance company, and other organizations having information relevant to the issuance or administration of this policy. I further authorize the Company to obtain and conduct a personal history information interview and/or a written inspection in connection with this Application and authorize the Company to obtain an investigative report regarding information about my character, general reputation, personal characteristics and mode of living. I understand that any and all such information obtained by the Company through such interviews, inspections, or reports may be made available to the Company's agents, employees and representatives for determining eligibility for insurance, reinsurance, reinstatement requests, or changes in benefits. I further understand that I may obtain information about the nature and scope of that investigative report from the Company. I also authorize the Company, or its reinsurers, to disclose personal health information about me to the MIB in the form of a brief coded report for participation in MIB's fraud prevention and detection programs. This authorization shall be valid for 24 months from the date of my signature on this Application which complies with the time limit, if any, permitted by applicable law in the state where a policy would be delivered or issued for delivery. All documents and information submitted to, or acquired by, the Company become property of the Company. A photocopy, facsimile or electronic copy of this authorization may be relied upon as if it were an original.

ICC21**A3920**(CM) 0621 Individual Life Insurance Application Part 1B [ ] **page[4 of 5]**

H Agreements & Signatures continued ••••••••••••••••••••••••••••••••••••••••• •  Signatures  ANY PERSON WHO KNOWINGLY PRESENTS A FALSE STATEMENT IN AN APPLICATION FOR INSURANCE MAY BE GUILTY OF A CRIMINAL OFFENSE AND SUBJECT TO PENALTIES UNDER STATE LAW.Signature of Proposed Insured: Printed name: Date: Signature of Authorized Representative of Owner:   Printed name: Date: Title (If applicable): City/State where Application is being signed:   Signature of Soliciting Producer: Printed name: Date:         ICC21A3920(CM) 0621  Individual Life Insurance Application Part 1B  5  [  ]

E1_ICC21A3920(CM)